AMENDED AND RESTATED

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT, made as of November 5, 2014, and amended and restated as of January 31, 2018 and January 28, 2019, by and between Equinox Institutional Asset Management, LP ( the “Adviser”) and Equinox Funds Trust (the “Trust”), on behalf of Equinox Aspect Core Diversified Strategy Fund (the “Fund,” and together with the Adviser and the Trust, the “Parties”).

WHEREAS, the Parties wish to amend their original agreement dated November 5, 2014, as assigned pursuant to the Transfer and Assumption Agreement dated August 21, 2015;

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that total annual operating expenses for Class A shares, Class C shares and Class I shares, excluding taxes, interest, extraordinary items, and brokerage commissions do not exceed the levels described on Schedule A; and

WHEREAS, effective January 28, 2019, the Adviser desires to amend and restate this Agreement and corresponding Schedule A which sets forth the certain series of the Trust that are parties to this Agreement.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses of the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund fees and expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed the contractual limits on Fund Operating Expenses set forth on Schedule A.

Fee Recovery. The Adviser shall be entitled to recover from the Fund, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts reduced or reimbursed by the Adviser with respect to the Fund pursuant to this Agreement for a period of up to three (3) years from the date on which the Adviser reduced its compensation and/or assumed expenses for the Fund. The recoupment of fees waived or expenses reimbursed are limited to the lesser of (a) the Expense Limitation in effect at the time fees were waived or expenses were reimbursed, and (b) the Expense Limitation in effect at the time of recoupment

Term. This Agreement shall terminate with respect to the Fund on January 31, 2020 unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of January 28, 2019.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of the Aspect Core Diversified Strategy Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

[signature page to Amended and Restated Expense Limitation/Reimbursement Agreement]

Schedule A

to the Amended and Restated Expense Limitation/Reimbursement Agreement

dated January 28, 2019, between

Equinox Funds Trust and Equinox Institutional Asset Management, LP

Fund	Class	Contractual Limit on Total Operating Expenses	Termination Date
Equinox Aspect Core Diversified Strategy Fund			January 31, 2020
	A	1.70%
	C	2.45%
	I	1.45%

This Amended and Restated Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

EQUINOX INSTITUTIONAL ASSET MANAGEMENT, LP

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

EQUINOX FUNDS TRUST, on behalf of Aspect Core Diversified Fund

By:	Robert J. Enck
Name:	Robert J. Enck
Title:	President